Exhibit 16.1

November 12, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Harry & David Holdings, Inc. Form 8-K dated November 12, 2009 and are in agreement with the statements contained in the first sentence of paragraph three, the statements contained in paragraphs four, five and six and the first sentence of paragraph seven on page one therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP